As filed with the Securities and Exchange Commission on November 29, 2021

Registration No. 333-261255

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ProFrac Holding Corp.

(Exact name of registrant as specified in its charter)

Delaware	1389	87-2424964
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

333 Shops Boulevard, Suite 301

Willow Park, Texas 76087

(254) 776-3722

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brian Uhlmer

Chief Financial Officer

333 Shops Boulevard, Suite 301

Willow Park, Texas 76087

(254) 776-3722

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael S. Telle Scott D. Rubinsky Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, TX 77002 (713) 758-2222	David J. Miller Jason Ewart Monica E. White Latham & Watkins LLP 301 Congress Avenue, Suite 900 Austin, TX 78701 (737) 910-7300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory note

This Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-261255) (the “Registration Statement”) is filed solely to amend Item 16 of Part II thereof and to file certain exhibits thereto. This Amendment No. 1 does not modify any provision of the preliminary prospectus contained in Part I or Items 13, 14, 15 or 17 of Part II of the Registration Statement. Accordingly, the preliminary prospectus has been omitted.

Part II

Information not required in prospectus

Item 13. Other expenses of issuance and distribution

Set forth below are the expenses (other than underwriting discounts and the structuring fee) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the SEC registration fee, the FINRA filing fee and Nasdaq listing fee, the amounts set forth below are estimates.

SEC registration fee	$	*
FINRA filing fee		*
Nasdaq listing fee		*
Printing and engraving expenses		*
Fees and expenses of legal counsel		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous		*

Total	$	*

*	To be filed by amendment.

Item 14. Indemnification of directors and officers

We are currently organized as a Delaware Corporation.

Our amended and restated certificate of incorporation will provide that a director will not be liable to the corporation or its stockholders for monetary damages to the fullest extent permitted by the DGCL. In addition, if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided for in our certificate of incorporation, will be limited to the fullest extent permitted by the amended DGCL. Our amended and restated certificate of incorporation will provide that the corporation will indemnify, and advance expenses to, any officer or director to the fullest extent authorized by the DGCL.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Our amended and restated certificate of incorporation will also contain indemnification rights for our directors and our officers. Specifically, our amended and restated certificate of incorporation will provide that we shall indemnify our officers and directors to the fullest extent authorized by the DGCL. Further, we may maintain insurance on behalf of our officers and directors against expense, liability or loss asserted incurred by them in their capacities as officers and directors.

We have obtained directors’ and officers’ insurance to cover our directors, officers and some of our employees for certain liabilities.

We will enter into written indemnification agreements with our directors and executive officers. Under these proposed agreements, if an officer or director makes a claim of indemnification to us, either a majority of the independent directors or independent legal counsel selected by the independent directors must review the relevant facts and make a determination whether the officer or director has met the standards of conduct under Delaware law that would permit (under Delaware law) and require (under the indemnification agreement) us to indemnify the officer or director.

The underwriting agreement provides for indemnification by the underwriters of us and our officers and directors, and by us of the underwriters, for certain liabilities arising under the Securities Act or otherwise in connection with this offering.

Item 15. Recent sales of unregistered securities

In connection with our incorporation on August 17, 2021 under the laws of the State of Delaware, we issued 1,000 shares of our common stock to ProFrac LLC for an aggregate purchase price of $10.00. These securities were offered and sold by us in reliance upon the exemption from the registration requirements provided by Section 4(a)(2) of the Securities Act in a transaction by an issuer not involving any public offering. These shares will be redeemed for nominal value in connection with our reorganization described in “Corporate Reorganization.”

Further, pursuant to the terms of certain reorganization transactions that will be completed prior to the closing of this offering, as described in further detail under “Our History and Corporate Reorganization,” we will issue shares of Class A common stock to certain Pre-IPO Owners and shares of Class B common stock to certain ProFrac LLC Unit Holders. We believe that each such issuance will be exempt from registration requirements pursuant to Section 4(a)(2) of the Securities Act.

Item 16. Exhibits

(a) Exhibits

The following documents are filed as exhibits to this registration statement:

Exhibit number		Description
1.1		Form of Underwriting Agreement

2.1	#	Agreement and Plan of Merger, dated as of October 21, 2021, by and between FTS International, Inc. (“FTSI”), ProFrac Holdings, LLC and ProFrac Acquisitions, Inc.

2.2	*	Form of Master Reorganization Agreement

3.1	#	Certificate of Incorporation of ProFrac Holding Corp.

3.2	#	Form of Amended and Restated Certificate of Incorporation of ProFrac Holding Corp.

3.3	#	Bylaws of ProFrac Holding Corp.

3.4	#	Form of Amended and Restated Bylaws of ProFrac Holding Corp.

Exhibit number	Description

4.1	Form of Class A Common Stock Certificate

4.2#	Form of Registration Rights Agreement

4.3	Form of Stockholders’ Agreement

5.1#	Form of Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered

10.1†#	Form of ProFrac Holding Corp. 2021 Long Term Incentive Plan

10.2	Form of Tax Receivable Agreement

10.3	Form of Third Amended and Restated Limited Liability Company Agreement of ProFrac Holdings, LLC

10.4	Form of Indemnification Agreement

10.5	Form of Shared Services Agreement

10.6#	Patent License Agreement, effective as of June 29, 2021, between U.S. Well Services, LLC and ProFrac Manufacturing, LLC

10.7	Credit Agreement, dated as of March 14, 2018, between Barclays Bank PLC, as the administrative agent and the collateral agent, ProFrac Holdings, LLC, as holdings, ProFrac Services, LLC, as the borrower, and several lenders from time to time party thereto

10.8	First Amendment to Credit Agreement, dated as of September 7, 2018, between Barclays Bank PLC, as the administrative agent and the collateral agent, ProFrac Holdings, LLC, as holdings, ProFrac Services, LLC, as the borrower, and several lenders from time to time party thereto

10.9	Second Amendment to Credit Agreement, dated as of May 13, 2019, between Barclays Bank PLC, as the administrative agent and the collateral agent, ProFrac Holdings, LLC, as holdings, ProFrac Services, LLC, as the borrower, and several lenders from time to time party thereto

10.10	Third Amendment to Credit Agreement, dated as of October 17, 2019, between Barclays Bank PLC, as the administrative agent and the collateral agent, ProFrac Holdings, LLC, as holdings, ProFrac Services, LLC, as the borrower, and several lenders from time to time party thereto

10.11	Fourth Amendment to Credit Agreement, dated as of May 13, 2020, between Barclays Bank PLC, as the administrative agent and the collateral agent, ProFrac Holdings, LLC, as holdings, ProFrac Services, LLC, as the borrower, and several lenders from time to time party thereto

10.12	Fifth Amendment to Credit Agreement, dated as of July 14, 2021, among ProFrac Services, LLC, as the borrower, ProFrac Holdings, LLC, ProFrac Manufacturing, LLC and the lenders party thereto

10.13	Term Loan Credit Agreement, dated as of September 7, 2018, among ProFrac Holdings, LLC, as holdings, ProFrac Services, LLC, as the borrower, the several lenders from time to time party thereto and Barclays Bank PLC, as the agent and the collateral agent

10.14	First Amendment to Term Loan Credit Agreement, dated as of September 11, 2019, among ProFrac Services, LLC, as the borrower, ProFrac Holdings, LLC, ProFrac Manufacturing, LLC and the lenders party thereto

10.15	Second Amendment to Term Loan Credit Agreement, dated as of May 13, 2020, among ProFrac Services, LLC, as the borrower, ProFrac Holdings, LLC, ProFrac Manufacturing, LLC and the lenders party thereto

Exhibit number	Description

10.16	Third Amendment to Term Loan Credit Agreement, dated as of July 7, 2020, among ProFrac Services, LLC, as the borrower, ProFrac Holdings, LLC, ProFrac Manufacturing, LLC and the lenders party thereto

10.17	Fourth Amendment to Term Loan Credit Agreement, dated as of June 24, 2021, among ProFrac Services, LLC, as the borrower, ProFrac Holdings, LLC, ProFrac Manufacturing, LLC and the lenders party thereto

10.18	Credit Agreement, dated as of February 4, 2019, between Best Flow Line Equipment, L.P., as borrower, and Equify Financial, LLC, as lender

10.19	First Amendment to Credit Agreement, dated as of August 30, 2019, between Best Flow Line Equipment, L.P., as borrower, and Equify Financial, LLC, as lender

10.20	Second Amendment to Credit Agreement, dated as of October 16, 2019, between Best Flow Line Equipment, L.P., as borrower, and Equify Financial, LLC, as lender

10.21	Third Amendment to Credit Agreement, dated as of January 28, 2021, between Best Pump and Flow, LP (f/k/a Best Flow Line Equipment, L.P.), as borrower, and Equify Financial, LLC, as lender

10.22	Fourth Amendment to Credit Agreement, dated as of June 30, 2021, between Best Pump and Flow, LP (f/k/a Best Flow Line Equipment, L.P.), as borrower, and Equify Financial, LLC, as lender

10.23	Promissory Note, dated as of January 28, 2021, between Best Pump and Flow, LP, as maker, and Equify Financial, LLC, as holder

10.24	Revolving Credit Note Not Under Chapter 346 (Interest Only), dated as of October 25, 2018, between Alpine Silica, LLC, as maker, and Equify Financial, LLC, as holder

10.25	Promissory Note, dated as of January 15, 2021, between Alpine Silica, LLC, as maker, and Equify Financial, LLC, as holder

21.1	List of Subsidiaries of ProFrac Holding Corp.

23.1#	Consent of Grant Thornton LLP

23.2#	Consent of Grant Thornton LLP

23.3#	Consent of Grant Thornton LLP

23.4#	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1)

23.5#	Consent of John T. Boyd Company

23.6#	Consent of Director Nominee (Krylov)

23.7#	Consent of Director Nominee (Glebocki)

23.8#	Consent of Director Nominee (Nieuwoudt)

23.9#	Consent of Director Nominee (Haddock)

24.1#	Power of Attorney (included on the signature page of this Registration Statement)

99.1#	Summary Reserve Report of John T. Boyd Company

*	To be filed by amendment.

†	Indicates a management contract or compensatory plan or arrangement.

#	Previously filed.

(b) Financial Statement Schedules

See the index to the financial statements included on page F-1 for a list of the financial statements included in this registration statement.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that,

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Willow Park, State of Texas, on November 29, 2021.

ProFrac Holding Corp.
By:	/s/ Matthew D. Wilks
Name: Matthew D. Wilks
Title: Executive Chairman and Director

Each person whose signature appears below appoints Matthew D. Wilks and Brian Uhlmer, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended this Registration Statement has been signed by the following persons in the capacities indicated on November 29, 2021.

Signature	Title

/s/ Matthew D. Wilks Matthew D. Wilks	Executive Chairman and Director (Principal Executive Officer)

/s/ Brian Uhlmer Brian Uhlmer	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)